EXHIBIT 10.7

Summary of Benjamin A. Pardo 2017 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $301,000 for Benjamin A. Pardo, with a bonus target of one hundred percent (100%) of his base salary. Mr. Pardo is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.